UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2012

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2012, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of Brainstorm Cell Therapeutics Inc. (the “Company”) approved the following executive compensation matters:

With respect to Adrian Harel, the Company’s Chief Executive Officer, the GNC approved: (i) a $50,000 cash bonus in recognition of his efforts in completing the Company’s recent financing transaction; (ii) a $10,000 cash bonus for achieving individual performance goals; and (iii) the grant of an option to purchase 70,000 shares of the Company’s common stock, par value $0.00005 per share, at an exercise price equal to $0.26 per share, such option to vest over a three year period (1/3 vesting on the first anniversary of the grant date and the remainder to vest in equal monthly installments thereafter).

With respect to Liat Sossover, the Company’s Chief Financial Officer, the GNC approved: (i) a 10% increase in her base salary (from NIS29,000 to NIS31,900); (ii) a $20,000 cash bonus in recognition of her efforts in completing the Company’s recent financing transaction; (iii) the grant of an option to purchase 60,000 shares of the Company’s common stock, par value $0.00005 per share, at an exercise price equal to $0.26 per share, such option to vest over a three year period (1/3 vesting on the first anniversary of the grant date and the remainder to vest in equal monthly installments thereafter); and (iv) a greater car allowance to be commensurate with those of chief financial officers of similarly sized companies in the geographic area of the Company’s offices.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 7, 2012	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer